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                                                                 EXHIBIT 10.04

                               PURCHASE AGREEMENT


This agreement made between Wu Meng Chao Hepatobiliary Surgery Fund, 225 Changhei Rd, Shanghai hereinafter referred to as the (Purchasor) and Neurotech Development Corporation, 10 Cedar Swamp Rd., Glen Cove, New York, hereinafter referred to as the (Seller) on this day the 30th of April, 2001 for the purchase of a "seagoing" hospital vessel.

Operations:

It is agreed that the Purchasor intends to register and operate this vessel, for scheduled use in China, its ports and territories. The Seller in accordance with these requirements will provide supplies and pharmaceuticals consistent with Chinese availability and Chinese Pharmaceutical Law. The seller will provide upon request management services as required on a fee basis.

Quality Standards:

The vessel shall be built in accordance with all applicable international marine codes, and its medical operations shall be in accordance with the provisions of the Neurotech Healthcare System, as provided for in the training and operations manuals. That this standard is above the level of the generally accepted international medical practice standards.

Machinery & Equipment:

It is agreed that the machinery and equipment used for medical diagnosis and treatment will be such as described by the operations for the Neurotech Healthcare System (trademarked), and is digital and interconnected to the information and administrative systems, which are the basis of the Neurotech Healthcare System.

The equipment shall appear on separate schedule B, of this agreement. All equipment shall be new, and guaranteed in accordance with the manufacturers guarantee, and shall be viable in these operations and applications.

Equipment shall include all medical, diagnostic, therapeutic, environmental, medical waste disposal, water treatment (vacuum distillation for drinking water, chlorination for waste water) dental, full laboratory, satellite communications, computerized medical records, accounting, inventory software, computers, and related equipment.

Supplies:

The seller shall provide an estimated 30-day supply of medical disposables, and general supplies, inclusive of sheets, towels, blankets, pillows, bandages, rubber gloves, tongue depressors, syringes, operating room caps and gowns, thermometer covers, astringents, anesthetics, and other related items. The formulae used to calculate these amounts of product are based upon 70% utilization and practice of normal patient flow. Actual usage days may vary. The supply list will be reviewed in the final 6 months of assembly, when the first destination port has been chosen.

Ships Laundry

The ships laundry shall deploy an ozone based soapless system, which utilizes ozone instead of chemicals and soaps for cleaning. Ozone is a powerful oxidizing agent, and antibacterial with numerous environmental benefits.

Selection of Personnel  (Doctors, Nurses, Administrators, Technicians)

The Purchasor selects all candidates for all positions. The seller shall provide a medical and technical team to interview and select from the candidates, the best qualified individuals. These individuals would then be sent for training. Any personnel not found in China will be submitted by the seller to the purchasor for approval. The purchasor may also elect to have the seller administrate the ship in whole or in part.





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Training & Education:

It is agreed that the seller will provide a training program for the physicians, technicians, and administrative and nursing supervisors, which are to be shipboard, and shall be trained in accordance with the training program in the last 6 months of assembly of the ship. This number will not exceed 140 total people to be trained at the companies designated facilities in USA which include, University of Texas at Houston, University of Texas at Galveston, and various technical courses at Syracuse, New York, Rochester, New York, San Antonio, Texas, Memphis Tennessee, and Roanoke, Virginia.

Continuing education shall be provided through the sellers subsidiary Doctors4Doctors, which will be able to be up linked through the ships satellite communications systems. Membership fees to Doctors4Doctors is inclusive in the pricing for the vessel, all other services provided by Doctors4Doctors is fee paid per service. (The company is in negotiation to form a Chinese Language Joint Venture for Doctors4Doctors. If completed there will be no membership fee and services will be on the same basis.)

Operations Manuals:

The seller will provide complete operations manuals for the medical systems, and equipment, in both English and Chinese Languages. The Purchasor shall provide manuals for vessel maintenance and operations of non-medical nature.

Deposit Requirements

Upon execution of this agreement, and in accordance with our discussions the Purchasor shall cause a Bank Guaranty to be issued in favor of the seller equal to 20% (net of discounts, allowances, or rates) of the total price of the vessel in favor of the seller. It has been disclosed that this deposit and subsequent financing are being provided by third parties. The Bank Guaranty shall be written to be payable and confirmed at Bank of China, New York Branch.

Finance Program:

A secured third party financing program shall be used to complete the assembly of this vessel. This program has been arranged through the World Council of Peoples for the United Nations. The approval document issued by the World Council is attached to this agreement. Such financing arrangements shall occur between Neurotech, Shanghai Shipbuilding and the bank appointed by World Council.

It is agreed and understood that while the seller is the general contractor for the construction of this vessel, that the seller hereby subcontracts to Shanghai Shipbuilding Corporation the construction of the vessel in accordance with the schedule of funds provided by the third party financing.

Mutual Agreement

The companies in accordance with the results and mutual agreement through discussion and review have created a specification for the vessel, which appears in drawing form as Schedule A to this agreement. These drawings will be subject to additional modification in accordance with the final recommendations of the medical committee.

Joint Review Committee

It is agreed that this project shall have a joint committee to review all aspects of this project, and that such a committee will consist of medical and engineering specialists from the purchasor and seller. The committee shall have a medical team, engineering team, and accounting team. The committee shall furnish quarterly reports in accordance with Generally Accepted Accounting Principles.

Term for Completion





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It is estimated that this vessel shall take approximately 2.5 years to complete.

It is agreed that the purchasor and seller have full and open knowledge of all parts of this project, and that any variations in completion time shall be mutually agreed.

Purchase Price

The purchase price shall be $67,200,000 USD. These monies shall be provided by third parties as documented.

Governing Law

The law for this agreement shall be that of the Hong Kong Special Administrative Region of the People's Republic of China.

Disputes

Any disputes arising from the performance of this agreement shall be resolved by arbitration in Hong Kong, and subject to the International Arbitration Rules.


Agents and Compliance

It is acknowledged that a commissioned agent has been used in the completion of this transaction. It is further acknowledged that neither the seller nor agent has made any payments of any type nor representations nor offer of compensation to any employee, officer or director of the Wu Men Chao Hepatobiliary Surgery Fund in the procurement of this agreement.

Notification:    Wu Meng Chao Hepatobiliary Surgery Fund
                 225 Changhei Road
                 Shanghai, China 200438
                 Tel:  021  2507 0798
                 Fax: 021  6556 2400

                 Att:  Dr, Gao Ye-tao


                 Neurotech Development Corporation
                 10 Cedar Swamp Road
                 Glen Cove, New York 11542
                 Tel:  (1) 516 671 2400
                 Fax:  (1) 516 671 6405
                 Email: neurodevco@aol.com
                 Att: Lawrence Artz, vice president


With full authority and corporate responsibility we hereby set forth our stamps, and signatures to this agreement.


Wu Meng Chao Hepatobiliary Surgery Fund       Neurotech Development Corporation




------------------------------                  ------------------------------
Wu Meng Chao                                     Lawrence Artz, vice president




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------------------------------                  ------------------------------
                                                witness




Agent:   Grace Fame Industrial Co. Ltd.



               --------------------------       ------------------------------
               Sophia Yao                       Benjamin Wang










SCHEDULE A:    DRAWINGS

SEE ATTACHED




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SCHEDULE B:    EQUIPMENT LIST


AS PROVIDED IN ATTACHED WORKSHEETS







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SCHEDULE C:  DISTRIBUTION OF FUNDS

ALL FUNDS ARE DENOMINATED IN USD:

DESCRIPTION                         AMOUNT                 PAYABLE TO
PRIMARY VESSEL COST:             $  30,000,000          Shanghai Shipbuilding

ADDITIONAL DECK                      5,000,000          Shanghai Shipbuilding

EQUIPMENT                           15,000,000          Neurotech

SUPPLIES  & DRUGS                    6,000,000          Neurotech

TRAINING                             2,200,000          Neurotech & Wu Meng Chao
                                                        Foundation

RESERVES                             9,000,000          Held by escrow agent
(COST DEVIATION)                                        paid by agreement
(INFLATION)


TOTAL FUNDS                      $  67,200,000